Exhibit 5.2

10 October, 2012

To:	Banco Bilbao Vizcaya Argentaria, S.A.

Plaza de San Nicolás, 4

48005 Bilbao

Spain

BBVA U.S. Senior, S.A. Unipersonal

Gran Vía, 1

48005 Bilbao

Spain

We have acted as special Spanish Legal counsel for BBVA U.S. Senior, S.A. Unipersonal (hereinafter the “Issuer”) and Banco Bilbao Vizcaya Argentaria, S.A. (hereinafter, “BBVA” or the “Guarantor) in connection with the issuance by the Issuer of $2,000,000,000.00 Senior Fixed Rate Senior Notes due 2015 (the “Fixed Rate Notes” or the “Notes”) guaranteed by the Guarantor to the extent provided in a guarantee issued by the Guarantor, dated 10 October, 2012 (the “Guarantee” and, together with the Notes, the “Securities”). The Notes will be issued pursuant to the provisions of the Senior Debt Indenture dated as of June 28, 2010 (the “Original Indenture”) between the Issuer, the Guarantor and The Bank of New York Mellon, as trustee (the “Senior Debt Trustee”), supplemented by a first supplemental indenture, in relation with the Securities (the “First Supplemental Indenture”), and together with the Original Indenture, the “Indenture”).

1.	Background

For the purposes of issuing this legal opinion, we have reviewed and examined originals or copies certified or otherwise identified to our satisfaction, of such records of the Guarantor, and the Issuer and such other documents and certificates, and made such inquiries with officers of the Issuer and the Guarantor as we have deemed necessary as a basis for the opinions hereinafter expressed. In particular, we have reviewed and examined copies of the following documents:

1.	a copy of the Indentures;

2.	a copy of the underwriting agreements entered into by the Issuer, the Guarantor and the underwriters in connection with the Securities on October 4, 2012 (the “Underwriting Documents”);

10 October, 2012

3.	a copy of the Securities, including the Notes and the Guarantee;

4.	a copy of the executed deed of issuance of the Fixed Rate Notes dated 8 October 2012 by the Issuer (the “Fixed Rate Notes Deed” or the “Deed”);

5.	a photocopy of the deed of incorporation of the Issuer granted on 22 February 2006 before the Notary Public of Madrid Mr. Carlos Rives Gracia with the number 619 of his official records;

6.	a copy of the by-laws of each of the Issuer and the Guarantor (the “By-Laws”);

7.	a copy of the certification issued by the Secretary of the Board of Directors of BBVA U.S. Senior, S.A. Unipersonal including the resolutions passed by the Sole Shareholder and the Board of Directors of such company on 21 June 2010;

8.	a copy of the registration statement on Form F-3 (file no. 333-167820) filed with the Securities and Exchange Commission on 28 June 2010 (the “Registration Statement”);

9.	a copy of the Paying Agency Agreement signed with The Bank of New York Mellon, London Branch (the “Paying Agent”) on 10 October 2012 (the “Paying Agency Agreement”);

10.	the Disclosure Package, as defined below, including a copy of the Preliminary Prospectus Supplement filed with the Securities and Exchange Commission on 4 October 2012 (the “Preliminary Prospectus Supplement”) and a copy of the Prospectus Supplement filed with the Securities and Exchange Commission on 9 October 2012 (the “Prospectus Supplement”);

11.	a copy of the certification issued by the Secretary of the Board of Directors of the Guarantor including the resolutions passed by the Shareholders Meeting on 11 March 2011 and the Board of Directors of such company on 27 June 2012;

12.	a copy of the certification issued by the Secretary of the Board of Directors of the Issuer including the resolutions passed by the Shareholders Meeting on 21 June 2010 and the Board of Directors of such company on 21 June 2010;

10 October, 2012

13.	a copy of the public deed of execution of the powers of attorney granted by BBVA U.S. Senior, S.A. Unipersonal, to Juan Isusi Garteiz Gogeascoa under the deed executed on 30 March 2008 before the Notary Public Mr. Carlos Rives García with the number 1,744 of his official records duly registered with the Mercantile Register;

14.	A copy of the public deed executed before the Notary Public of Madrid Mr. Ramón Corral Beneyto on 17 November 2011 under number 2.120 of his official records under which the Guarantor granted powers of attorney in favor of Mr. Erik Schotkamp, such deed being duly registered with the Commercial Registry of Vizcaya under Volume 5.249, Sheet 17, Page BI-17(A), entry nº 2.725;

15.	a digital copy of the data filed at the Registro Mercatil de Vizcaya as of 5 October 2012, about the Issuer.

16.	a copy of the Bank of Spain’s número de operación financiera (N.O.F.) in relation with the Fixed Rate Notes; and

17.	searches dated 9 October, 2012 for the Issuer and the Guarantor on the website of the registers of the Bank of Spain, on the CNMV website and on the online Public Register of Insolvency Decisions (www.publicidadconcursal.es).

2.	Assumptions underlying the opinion

On issuing this opinion, we assumed that:

a)	the documents we consulted to issue this opinion are accurate, complete and have not been modified or rendered null and void by any documents other than those provided by the consulted sources;

b)	the photocopies of the documents provided to us in order to issue this opinion are true and complete copies of their originals;

c)	the signatures and seals appearing in the executed documents submitted to us are authentic;

d)

the underwriters and the Senior Debt Trustee and any other party different from the Issuer and the Guarantor have the corporate power to enter into and perform as provided for under the Indentures, the Underwriting

10 October, 2012

Documents and the Paying Agency Agreement (together hereinafter the “Agreements”) and have taken all respective and necessary corporate action to authorize the execution, delivery and performance of the Agreements, and are valid and legal obligations binding on the parties thereto (except for the Guarantor and the Issuer) (and are not subject to avoidance by any person) under all applicable laws and in all applicable jurisdictions (other than the laws of Spain) and insofar as any of such Agreements and other documents falls to be performed in any jurisdiction other than Spain its performance will not be illegal or ineffective by virtue of the laws of that jurisdiction;

e)	the individuals that execute the Agreements on behalf of the Underwriters and the Senior Debt Trustee or the Paying Agent, as the case maybe, have the power, and have been authorized by all necessary corporate action, to execute and deliver the Agreements;

f)	all deeds, instruments, agreements and other documents in relation to the matters contemplated by the Agreements are within the capacity and powers of, have been validly authorized, executed and delivered by the parties thereto (except for the Guarantor and the Issuer);

g)	the absence of fraud and the presence of good faith on the part of the Issuer and the Guarantor;

h)	the representation and warranties (other than any representation and warranties as to which we are expressing opinion herein) given by each of the parties to the Agreements are in each case true, accurate and complete in all respects;

i)	without having made any investigation that the Agreements, governed by the laws of the State of New York, and any other applicable laws other than the laws of Spain, constitutes legal, valid, binding and enforceable obligations to the respective parties thereto under such laws;

j)	there are no contractual or similar restrictions binding on any person which would affect the conclusions of this opinion resulting from any agreement or arrangement not being a document specifically examined by us for the purposes of this opinion and there are no arrangements between any of the parties to the documents which modify or supersede any of the terms thereof (it being understood that we are not aware of the existence of any such agreement or arrangement);

10 October, 2012

k)	insofar as any obligation under the documents examined falls to be performed in, or is otherwise subject to, any jurisdiction other than the Kingdom of Spain, their performance will not be illegal or ineffective by virtue of any law of, or contrary to public policy in, that jurisdiction;

l)	the Underwriting Documents are legally binding, valid and enforceable obligations for all of the Underwriters and the Senior Debt Trustee; and

m)	the Registration Statement, and the related prospectus (including the Incorporated Documents) dated June 28, 2010 relating to the Securities (hereinafter referred to as the “Base Prospectus”) as supplemented by the Preliminary Prospectus Supplement, together with the free writing prospectus substantially in the form set forth in Appendix A to the Underwriting Agreement for the Securities, including any amendment thereto, are hereinafter called the “Disclosure Package”, and as supplemented by the final Prospectus Supplement, in the form first used to confirm sales of the Securities (or in the form first made available by the Issuer and the Guarantor to the Underwriters to meet requests of purchasers of the Notes under Rule 173 under the Act) (hereinafter referred to as the “Prospectus”) have been filed with the United States Securities and Exchange Commission (the “Commission”).

3.	Scope of the opinion

This opinion refers solely and exclusively to legal matters and is issued solely with respect to Spanish law in force on the date hereof.

4.	Opinion

4.1	Legal

A.	The Issuer and the Guarantor are each a limited liability company (“Sociedad Anónima”) duly incorporated and validly existing under the laws of the Kingdom of Spain and have full power and capacity to conduct their respective businesses as described in the Disclosure Package and the Prospectus, to enter into the Agreements, the Deed and the Securities and to undertake and perform their respective obligations established thereunder.

B.	The Issuer and the Guarantor have all requisite power and authority to enter into and perform their respective obligations under the Agreements, the Deed and the Securities and have taken all necessary actions to approve and authorize their execution and delivery and perform their respective obligations thereunder.

10 October, 2012

C.	The Issuer, as limited liability company (“Sociedad Anónima”), has all the required requisite corporate power and authority to issue the Notes, as provided for in the Agreements and in accordance with the resolutions passed by their Sole Shareholder and their respective Board of Directors on 21 June, 2010 and has taken all necessary actions to approve and authorize their execution and delivery and perform its obligations thereunder.

D.	The Guarantee, when the Securities (and the Guarantee endorsed thereon) are executed and authenticated in accordance with the terms of the Indenture and delivered to and paid for in accordance with the terms of the Underwriting Documents, will be a valid and binding obligation of the Guarantor, enforceable in accordance with its terms.

E.	Save for obtaining from the Bank of Spain the número de operación financiera (N.O.F.), which has been obtained for the Notes, and the registration of the Deed (Escritura de Emisión) with the Mercantile Registry and the publication of the announcements in the official gazette of the Mercantile Registry (BORME), which have taken place, no other consents, approvals, authorizations, orders, regulations, qualifications or clearances of or with any court or governmental agency or regulatory body in Spain having jurisdiction over the Issuer or the Guarantor and its subsidiaries or any of their properties or of any stock exchange authorities in Spain is required for the (i) valid authorization, execution, delivery and performance by the Issuer and the Guarantor of their respective obligations under the Agreements, the Deed, the Guarantees and the issuance, delivery and sale of the Securities (subject to the selling restrictions in Spain contained in the Securities themselves), (ii) the issuance and delivery of the Securities or to effect distributions and all other payments in United States dollars on the Securities or (iii) for the consummation of the other transactions by the Issuer and the Guarantor.

F.	The execution and delivery of the Agreements and the Deed, the granting of the Guarantees and the performance with all of the Issuer and/or (as the case may be) the Guarantor’s respective obligations arising thereunder and the consummation of the transactions therein contemplated and compliance with the terms thereof do not conflict with or result in a breach of:

(a)	Any provision of the By-Laws;

10 October, 2012

(b)	Any present law or regulation of Spain;

(c)	Any judicial or administrative order binding on the Issuer or Guarantor or its assets of which we are aware taking into account that no review or investigation on this subject has been performed; or

(d)	The principles of public policy (“orden público”) as these are construed in Spain as of the date of this opinion.

G.	The Spanish courts will give effect to the choice of the State of New York as the governing law of the aspects expressly stated into the Agreements and the Notes subject to the terms and conditions of Regulation (EC) No 593/2008 of the European Parliament and of the Council of 17 June 2008 on the law applicable to contractual obligations (Rome I).

H.	The Issuer and the Guarantor, as the case may be, can sue and be sued in its own name, and under the laws of Spain the irrevocable submission of the Issuer and the Guarantor to the non-exclusive jurisdiction of the state and Federal courts in the Borough of Manhattan, The City of New York, New York (each a “New York court”), and the waiver by the Issuer and the Guarantor of any objection to the venue of a proceeding in a New York court are legal, valid and binding; and service of process effected in the manner set forth in the Agreements, assuming their validity under New York law, will be effective, insofar as Spanish law is concerned, to confer valid personal jurisdiction over the Issuer and the Guarantor, as the case may be, before a New York court.

I.

A judgment duly obtained in the courts of New York in connection with the Agreements and the Notes will be recognized and enforceable, under the laws of Spain, against the Issuer or the Guarantor by the courts of Spain without a retrial or re-examination of the matters thereby adjudicated. The judicial courts of Spain will recognize and enforce, without re-examination of the merits of the case, as a valid judgment, any final judgment obtained against the Issuer or the Guarantor in respect of the Agreements, subject to full compliance with the requirements set forth in the international treaties that may be applicable from time to time and, as the case may be, Spanish Procedural Law. For the recognition and enforcement in Spain of a judgment or decision with executive force rendered by said courts, it will have to be submitted to the exequatur procedure, for which purpose the following requirements under Spanish Procedural Law must be met: (i) the

10 October, 2012

decision to be enforced must have been rendered as the result of the bringing of a personal action; (ii) the judgment must be final, sworn-translated into Spanish and apostilled, as the document to be enforced must meet the requirements for it to be considered authentic in the country where it was rendered and the requirements demanded by Spanish law for it to be considered sufficient evidence of the corresponding judgment or decision in Spain; (iii) the judgment shall not be contrary to Spanish public policy, it should not have been rendered in default, and the obligation whose performance is demanded must be lawful in Spain; (iv) there shall not be a judgment rendered between the same parties and for the same cause of action in Spain or in another country provided that in this latter case the judgment has been recognized in Spain; (v) where rendering the Judgment, the courts rendering it must have not infringed an exclusive ground of jurisdiction provided for in Spanish law or have based their jurisdiction on exorbitant grounds; and (vi) the rights of defense of the defendant should have been protected where rendering the Foreign Judgment, including but not limited to a proper service of process carried out with sufficient time for the defendant to prepare its defense.

5.	Qualifications

This opinion is subject to the following qualifications:

(i)	We do not give any opinion to any law other than the law of Spain. Accordingly, this opinion is confined to Spanish Law only as currently construed in Spain.

(ii)	Our opinion is subject to the effect of any applicable bankruptcy, temporary receivership, insolvency, reorganization, moratorium or any process affecting creditors´ rights generally, as well as to any principles of public policy (“orden público”).

It should be noted that according to sections 12.3 (related to the non application of foreign laws contrary to public policy) and 12.4 of the Spanish Civil Code (whereby fraud of law will be considered when a conflict of law rule is used for the purpose of avoiding the application of a mandatory Spanish law) and related legislation, the laws other than those of Spain would not be applied by Spanish courts if submission to such laws is deemed to have been made in order to avoid the application of mandatory Spanish laws, or to be contrary to public policy.

10 October, 2012

(iii)	The term “enforceable” means that the obligations assumed by the relevant party under the Agreements, the Deed and the Guarantees are of a type that the Spanish courts would enforce and it does not mean that those obligations will be necessarily enforced in all circumstances in accordance with their terms.

(iv)	Spanish law does not allow leaving the validity and performance of contractual obligations at the discretion of one of the contracting parties. Therefore, a Spanish court may not uphold or enforce terms and conditions in the Agreements, the Deed and the Guarantees giving discretionary authority to one of the parties.

(v)	A Spanish court might not enforce any provision of the Agreements, the Deed and the Guarantees which requires any party thereto to pay any amounts on the grounds that such provision is a penalty within the meaning of Articles 1152 et seq. of the Spanish Civil Code, as the court could consider said amounts evidently excessive as a pre-estimate of damages, in case of partial or non-regular compliance of the debtor. In this event, the Court may reduce the amount of damages, pursuant to Article 1154 of the Spanish Civil Code.

(vi)	Enforcement may be limited by the general principle of good faith; Spanish courts may not grant enforcement in the event that they deem that a right has not been exercised in good faith or that it has been exercised in abuse of right (“abuso de derecho”). Likewise and pursuant to article 6.4 of the Spanish Civil Code, acts carried out in accordance with the terms of a legal provision whenever said acts seek a result which is forbidden by or contrary to law, shall be deemed to have been executed in circumvention of law (“fraude de ley”) and the provisions whose application was intended to be avoided shall apply.

(vii)	Pursuant to the general principles of Spanish Civil Procedural Law (Ley de Enjuiciamiento Civil), the rules of evidence in any judiciary proceeding cannot be modified by agreement of the parties, and consequently, any provision of the Agreements, the Deed and the Guarantees by which determinations made by the parties are to be deemed conclusive in the absence of error would not necessarily be upheld by a Spanish court.

(viii)

Pursuant to Section 55 of the Spanish Civil Procedural Law, the parties to an agreement must clearly submit to one judge or court of jurisdiction. On the basis of Section 57 of the former 1,881 Civil Procedural Law,

10 October, 2012

corresponding to Section 55 of the current Civil Procedural Law, the Supreme Court has considered that non-exclusive jurisdiction clauses are not enforceable under Spanish law. In the view of that, submission to non-exclusive jurisdiction as provided in the Underwriting Agreement may not be upheld by the Spanish courts.

Spanish courts have exclusive jurisdiction, inter alia, with respect to matters relating to the incorporation, validity, nullity and dissolution of companies or legal entities domiciled in the Spanish territory, and to any decisions and resolutions of their corporate bodies, as well as with respect to the validity or nullity of any recordings with a Spanish register, and the recognition and enforcement in Spain of any judgment or arbitration award obtained in a foreign country.

(ix)	Claims may be or become subject to defenses of set-off or counter-claim.

(x)	A waiver of all defenses to any proceedings may not be enforceable.

(xi)	The admissibility as evidence before Spanish courts and authorities of any document that is not in the Spanish language requires its translation into Spanish. An official translation, made by a recognized Spanish official translator, may be required.

(xii)	The faculty of terminating an agreement is subject to judiciary review and the Spanish courts may provide for a different remedy for the non-defaulting party.

(xiii)	Under the Insolvency Law, the declaration of Insolvency of a debtor does not by itself, affect the effectiveness of contracts with reciprocal outstanding obligations. Any outstanding obligations arising from said contracts, which the insolvency judge does not terminate shall be paid from the insolvency estate (“masa activa”).

(xiv)	Contract provisions that grant a party the right to terminate a contract in the event of an insolvency are void.

(xv)	Enforcement of clauses providing for specific performance of an obligation may be replaced by courts with a monetary compensation.

(xvi)	Some of the legal concepts are described in English terms and not in their original terms. Such concepts may not be exactly similar to the concepts described in English terms. This opinion may, therefore, only be relied upon the express condition that any issues of interpretation of Spanish legal concepts arising thereunder will be governed by Spanish law.

10 October, 2012

This opinion is being furnished by us, as Spanish counsel to BBVA and BBVA U.S. Senior to you as a supporting document in connection with the above referenced Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the caption “Validity of the Securities” contained in the Prospectus Supplement and in the Prospectus included in the Registration Statement. By so consenting, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Yours faithfully,

/s/ J&A Garrigues S.L.P.

J&A Garrigues S.L.P.